Exhibit 3.159

ARTICLES OF ORGANIZATION

OF

JUPITER ANESTHESIA ASSOCIATES, L.L.C.

ARTICLE I - NAME

The name of this limited liability company is JUPITER ANESTHESIA ASSOCIATES, L.L.C. (the “Company”).

ARTICLE II - DURATION

The existence of the Company shall be perpetual, unless and until terminated pursuant to Florida law.

ARTICLE III - PURPOSE

The Company is organized for the purpose of transacting any or all business permitted under the Florida Limited Liability Company Act of the State of Florida.

ARTICLE IV - PRINCIPAL OFFICE ADDRESS

The mailing and street address of the principal office of this Company, unless and until relocated, is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323.

ARTICLE V - REGISTERED AGENT

AND REGISTERED OFFICE

The mailing and street address of the initial registered office of this Company is 1613 North Harrison Parkway, Suite 200, Sunrise, Florida 33323; and the name of the initial registered agent at that address is Jay A. Martus.

ARTICLE VI - MEMBERSHIP

The Company will have a sole Member that will hold all of the units and interests of the Company.

ARTICLE VII - MANAGEMENT

The Company shall be a manager managed organization. The day-to-day business and affairs of the Company shall be managed under the direction of a Board of Directors authorized by the sole Member. The number of Directors may be either increased or decreased from time to time as provided in the Company’s Operating Agreement, but shall never be less than one (1). The names and addresses of the initial Directors of this Company are:

Mitchell Eisenberg 1613 North Harrison Parkway, Suite 200 Sunrise, FL 33323	Lewis Gold 1613 North Harrison Parkway, Suite 200 Sunrise, FL 33323

Robert Coward 1613 North Harrison Parkway, Suite 200 Sunrise, FL 33323

ARTICLE VIII - ORGANIZE

The name and address of the authorized representative signing these Articles of Organization on behalf of the Company is:

Jay A. Martus

1613 North Harrison Parkway, Suite 200

Sunrise, FL 33323

IN WITNESS WHEREOF, the undersigned authorized representative has executed these Articles of Organization of the Company this 26th day of September, 2007.

/s/ Jay A. Martus
Jay A. Martus, Authorized Representative

CERTIFICATE DESIGNATING THE ADDRESS

AND AN AGENT UPON WHOM PROCESS MAY BE SERVED

The JUPITER ANESTHESIA ASSOCIATES, L.L.C. (the “Company”), desiring to organize under the laws of the State of Florida, has named Jay A. Martus as its agent to accept service of process within this State at its Registered Office as follows:

1613 North Harrison Parkway

Suite 200

Sunrise, FL 33323

ACKNOWLEDGMENT:

Having been named to accept service of process for the Company, at the place designated in this Certificate, I hereby agree to act in this capacity, and further, I agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and I accept the duties and obligations of Section 607.0505, Florida Statutes.

Dated this 26th day of September, 2007.

/s/ Jay A. Martus
Jay A. Martus, Registered Agent

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